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H. J. Heinz Company

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     A link to the following news article was posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the author or the publication to use the news article as proxy soliciting material.

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R E P R I N T E D F R O M T H E P A G E S O F T H E

FRIDAY, JULY 21, 2006

Ketchup war

Pittsburgh has a big stake in the Heinz outcome

     When titans fight, other creatures can only look on or take cover – but that is not an option for those who care about Pittsburgh. If the law of the corporate jungle dictates, this city and region could be the big loser. It is time to pick sides.

     The H.J. Heinz Co. is the side we choose in the proxy battle now joined – and we hope investors everywhere will make the same choice.

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     There’s nothing sanguine in the fact that an activist investor outfit called The Trian Group, led by billionaire Nelson Peltz, is seeking to replace five of Heinz’s 12 directors with its own slate of nominees. Each side has mailed proxies to the more than 200,000 shareholders who will decide the issue, and intensive lobbying is proceeding.

     The Trian Group owns 5.5 percent of Heinz shares and has been highly critical of Heinz management. It is on record as saying that the “company can do better and that more aggressive steps are called for in the interest of all shareholders.” Well, maybe – and that’s a big maybe.

     Unfortunately, corporate raiders are full of talk and their aggression has often turned out to be another word for destruction. America is littered with the wreckage of great brand-name companies and the lasting benefit to their shareholders is not always obvious.

     Pittsburgh knows this firsthand – we have seen the Gulfs and the Rockwells leave town and take a piece of the city’s pride with them. It’s not clear what will happen if The Trian Group installs its directors, but nobody sensible would bet on a happy outcome.

     We are the first to admit that our position in this fight reflects a concern for the continuing well-being of Pittsburgh. H.J. Heinz Co. has been a presence in this city since 1869. It is not only an important employer, but a valued and responsible corporate citizen.

     Heinz’s famous footprint extends around the world but it rests profoundly on the city of its founding. It can be seen clearly at the old North Side plant, now owned by Del Monte but still sporting the “57” on its smokestacks. It rises to greet the world in the name of the stadium where the Steelers play. It is represented by the spirit of its 1,200 local employees and approximately 10,000 retirees in the region.

     Not for a moment do we expect institutional investors, who are 70 percent of the shareholders, to be a sentimental bunch. They can be expected to have no loyalty except to the bottom line.

     Fair enough, but we hope they consider the news this week that Heinz has experienced strong sales and growth in U.S. consumer products, which together with success overseas, are helping to drive earnings per share for the first quarter above analysts’ expectations. We hope that they will take time to consider the alarming concerns raised by Heinz management about the record of some of the The Trian Group’s nominees, including Mr. Peltz.

     The best antidote to investor concerns came yesterday: Heinz announced that five of its directors attended an investors’ forum and delivered a letter from the board pledging greater management accountability and improvements in corporate governance, including a commitment to add up to two independent directors to the board and to hold regular meetings with key shareholders.

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     Absent some settlement, the day of reckoning is Heinz’s annual meeting Aug. 16. For investors with a Pittsburgh or indeed Pennsylvania connection, it is to be hoped that hometown loyalty will be weighed with other considerations – among them the old wise adage that “if it ain’t broke don’t fix it.”

     That is something that the strictly bottom-line brigade should consider, too. The Trian Group’s ambitions are advanced with all the subtlety of a wrecking ball. Either for love or money, the sensible choice is to let Heinz’s directors continue to run Heinz.

All content © PITTSBURGH POST-GAZETTE. Reprinted with permission.